                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        NEWPORT NEWS SHIPBUILDING, INC.
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    652228107
                                 (CUSIP Number)

                                February 10, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.: 652228107
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

                  Cascade Investment L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                     (b) [   ]
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3        SEC USE ONLY
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4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Washington
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                                            5        SOLE VOTING POWER

             NUMBER OF SHARES                        -0-
               BENEFICIALLY                  -----------------------------------
                 OWNED BY                   6        SHARED VOTING POWER
                   EACH
                REPORTING                            2,562,900
                  PERSON                    -----------------------------------
                   WITH                     7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            -----------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     2,562,900
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,562,900
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.8%
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12       TYPE OF REPORTING PERSON
         CO
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CUSIP No.: 652228107
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

                  William H. Gates III

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                     (b) [   ]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
-------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER

             NUMBER OF SHARES                        -0-
               BENEFICIALLY                  -----------------------------------
                 OWNED BY                   6        SHARED VOTING POWER
                   EACH
                REPORTING                            2,562,900
                  PERSON                    -----------------------------------
                   WITH                     7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            -----------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     2,562,900
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,562,900
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.8%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

Item 1.
         (a)      NAME OF ISSUER:   Newport News Shipbuilding, Inc. (the
                  "Issuer")

         (b) ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER: 4101 Washington Avenue, Newport News, VA 23607.

Item 2.
         (a)      NAME OF PERSONS FILING:
                  (1) Cascade Investment LLC, a limited liability company organized under the laws of the State of Washington.

                  (2) William H. Gates III.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  (1) 2365 Carillon Point, Kirkland, Washington 98033.

                  (2) One Microsoft Way, Redmond, WA 98052.

         (c)      CITIZENSHIP:
                  (1) Cascade Investment LLC is a limited liability company organized under the laws of the State of Washington.

                  (2) William H. Gates III is a citizen of the United States of America.

         (d)      TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 Par Value.

         (e)      CUSIP NUMBER: 652228107

Item 3.  Not Applicable.

Item 4.  OWNERSHIP.
         (a)      AMOUNT BENEFICIALLY OWNED: 2,562,900

         (b)      PERCENT OF CLASS: 7.8%

         (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 (i)     Sole power to vote or to direct the vote
                         -0-.
                 (ii)    Shared power to vote or to direct the vote
                         2,562,900.*
                 (iii) Sole power to dispose or to direct the disposition of -0-.
                 (iv) Shared power to dispose or to direct the disposition of 2,562,900.*

                  * All shares may be deemed to be beneficially owned by William
                  H. Gates III as the sole member of Cascade Investment LLC.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  Not
         Applicable.

Item 9.  NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 18, 2000
                                           -----------------
                                                  Date

                                        Cascade Investment L.L.C.
                                        By: /s/ Michael Larson
                                            -------------------------
                                            Michael Larson, Manager


                                        By: William H. Gates III
                                        By: /s/ William H. Gates III
                                               by Michael Larson
                                            -------------------------
                                            Michael Larson

                           as Manager of Cascade Investment LLC and on behalf of William H. Gates III. Duly authorized under power of attorney dated March 31, 1999, by and on behalf of William
                         H. Gates III, filed with the Securities and Exchange
                    Commission on April 19, 1999, SEC File Number 005-52635.


                             JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

DATED: February 18, 2000.
                                            CASCADE INVESTMENT L.L.C.

                                        BY:   /s/ Michael Larson
                                            -------------------------
                                              Michael Larson, Manager

                                        BY:   WILLIAM H. GATES III

                                        BY:   /s/ William H. Gates III
                                               by Michael Larson as
                                                 attorney-in-fact
                                              -----------------------
                                              Michael Larson*

* Duly authorized under power of attorney dated March 31, 1999, by and on behalf of William H. Gates III, filed with the Securities and Exchange Commission on April 19, 1999, SEC File Number 005-52635.